UNITED STATES

                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.

                            FORM 8-K/A

Pursuant to Section 13 or 15(d) of the Securities and Exchange
Act

                        December 21, 2001
                          --------------
                          Date of Report
                (Date of earliest event reported)

                        GSL HOLDINGS, INC.
                       -------------------
      (Exact name of registrant as specified in its charter)

British Virgin Islands      0-25167              None-N/A
----------------------      -------             --------------
(State or other         (Commission File       (IRS Employer
jurisdiction of             Number)             Identification
incorporation)                                    Number)

                      123 South Robles Drive
                    Pasadena, California 91011
                   ----------------------------
             (Address of Principal Executive Offices)

                          (626) 356-3888
                          --------------
                 (Registrant's Telephone Number)


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                         EXPLANATORY NOTE

     On January 15, 2002, GSL HOLDINGS, INC., formerly BETHURUM LABORATORIES, LTD., a corporation organized under the laws of the British Virgin Islands, filed a Current Report on Form 8-K reporting the acquisition (the "Acquisition") by the company of all of the equity interest of Global Starlink Group, Inc., a corporation organized under the laws of the Cayman Islands. The date of execution of the Agreement and Plan of Reorganization was agreed to be December 21, 2001, which date was reported in the earlier filing of the Current Report on Form 8-K. One of the pre-conditions for the effectiveness of the agreement was that Global Starlink Group complete the acquisition of Coast Drapery Services, a Nevada corporation in active operation. The parties to the original agreement have determined that the precondition of acquisition of Coast Draperies has been waived, effective January 8, 2002, and no financial information will be required and no acquisition of Coast Draperies is necessary for completion of any activities contemplated by the original agreement.

Amended
 Item 1.  Changes in Control of Registrant
          --------------------------------

     (a) The December 21, 2001 effective date reported earlier has been set at January 8, 2002.

     The principal terms of the "GSL Plan" are identical, although some of the events anticipated in the earlier report have occurred: the reverse split described in paragraph 2 has been effected, the change of officers and directors as set forth has occurred, and the debt due to the former officers has been reduced by payments of $500,000, such that all old debts have been retired and $200,000 is currently outstanding, but that is to a new lender, who is the principal shareholder of the Company.

     All other items reported on the Form 8-K filed on January
15, 2002, remain accurate as stated therein, with the sole exception being the effective closing date. A copy of the confirmation of the waiver is attached to this filing.

Amended
 Item 2.  Acquisition or Disposition of Assets.
          -------------------------------------

     See Item 1, Amended

Amended
Item 7.   Financial Statements, Pro Forma Financial Information
          and Exhibits
          -------------

     (a) Financial Statements of Businesses Acquired

     None: no acquisitions.

     (b) Pro Forma Financial Information.

     None: no acquisitions..

     (c) Exhibits

     Agreement and Plan of Reorganization already provided in original Report.

     Acknowledgment Agreement: attached

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2002

GSL Holdings, Inc.

/s/ Luis Chang
 Luis Change
President, CEO and
 Director



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Exhibit 10.1

                     ACKNOWLEDGMENT AGREEMENT

     The parties to this agreement are GSL Holdings, Inc. ("GSLH"), William Silvey and Scott Thompson ("Bethurum Directors") and Luis Chang, current President of GSLH ("Chang"). This agreement is intended to resolve certain issues that have arisen since the entry into and tentative closing of the Agreement and Plan of Reorganization between various shareholders of the corporation now known as GSLH, the corporation as an entity and the investors in that corporation.

     The original Agreement and Plan of Reorganization (the "Reorganization Agreement") stated, as a subset of one of the conditions, that Global Starlink Group, the entity being acquired in the Reorganization Agreement by the issuance of GSLH shares, would have either under its control or would acquire, the operating company known as Coast Draperies, located in Las Vegas, Nevada. At the time, this was thought to be a valuable asset of Global Starlink, and subsequently, its value would inure to the benefit of GSLH. In essence, however, the primary reason for the acquisition of Global Starlink was its business relationships with various parties in both the Peoples Republic of China and in the United States, that would allow it to conduct a business tentatively identified as "assurance of Chinese/American transactions". This particular business was embodied in a business plan presented to the Bethurum Directors, and, along with concomitant investments by several third parties, was actually underway at the time of the Reorganization Agreement, and has since remained the primary focus of the corporation. Further, the Bethurum Directors and Chang were aware of the existence of $500,000 of indebtedness as a liability of the corporation upon completion of the reorganization, which also formed a major consideration for the transaction, as this debt was effectively assumed by the new shareholders as majority owners of the corporation. In view of this, the Bethurum Directors, in January of 2002, waived the necessity for the inclusion of Coast Draperies as an asset of Global Starlink, and left the determination for future acquisition of Coast Draperies to the then-current officers and directors, headed by Chang. As of the date of this Acknowledgment Agreement, GSLH has not acquired Coast Draperies, and is still studying the financial prospects of such an acquisition, but only as an ancillary function of the main business of GSLH, which remains the "assurance" of transactions between Chinese and American businesses. Further, GSLH has retired all of the $500,000 of then-existing liabilities due and owing by GSLH at the entry date of the Reorganization Agreement.

     Therefore, the parties acknowledge that the waiver of the need to own Coast Draperies was orally granted by the former Bethurum Directors, that the Closing of the Reorganization Agreement and transactions detailed therein should be recorded as having occurred on or after January 8, 2002, and that no further condition was left unsatisfied with respect to any contractual commitments made by the parties to the Reorganization Agreement.

Dated: July 16, 2002

GSL Holdings, Inc.       Scott Thompson           William Silvey
/s/ Luis Chang          /s/ Scott Thompson       /s/ William
Silvey
Luis Chang, President    Scott Thompson           William Silvey